Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: (937) 224-5940

DPL INC. DECLARES QUARTERLY PREFERRED DIVIDENDS

DAYTON, Ohio, October 27, 2005 — (NYSE: DPL) The Board of Directors of The Dayton Power and Light Company declared quarterly dividends on The Dayton Power and Light Company preferred stocks as follows:

$0.9375 per share on the 3.75% Series A, Cumulative

$0.9375 per share on the 3.75% Series B, Cumulative

$0.975 per share on the 3.90% Series C, Cumulative

The preferred dividends are payable December 1, 2005, to holders of record on November 15, 2005.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.